Exhibit 99.3

CRANE CO.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

On December 11, 2013 (the “Acquisition Date”), MEI Conlux Holdings (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. (together “MEI”) was acquired by Crane Co. (the “Company”) and became a wholly-owned subsidiary of Crane Co. through the acquisition of 100% of MEI’s outstanding equity interests by Crane Co. The total price was approximately $802 million, net of cash acquired. The Company funded the cash consideration through the issuance of commercial paper and available cash.
The attached unaudited pro-forma condensed combined balance sheet assumes that the acquisition was completed on September 30, 2013 and reflects the nine months ended September 30, 2013 financial statements. The unaudited pro-forma condensed combined statement of income for the fiscal year ended December 31, 2012 and for the nine months ended September 30, 2013 assume the acquisition was completed on January 1, 2012 and reflect the most recently filed full year 2012 derived from the audited financial statements, and the nine months ended September 30, 2013 financial statements.
The unaudited pro-forma condensed combined financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future financial position or results of operations of Crane Co. and MEI following completion of the acquisition. In accordance with the rules and regulations of the SEC, the pro-forma condensed combined statements of income do not reflect the potential realization of cost savings, or restructuring, or other costs relating to the integration of MEI, nor do they include any other items not expected to have a continuing impact on the combined results of the two companies. The historical consolidated financial information of Crane Co. and MEI has been adjusted in the unaudited pro-forma condensed combined financial statements to give effect to pro-forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.
The unaudited pro-forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro-forma condensed combined financial information was based on, and should be read in conjunction with, the:
• Separate historical financial statements of Crane Co. as of and for the year ended December 31, 2012 and the related notes included in Crane Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and the historical financial statements for the quarter ended September 30, 2013, including related notes, as filed on Crane Co.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.
• Separate historical financial statements of MEI as of and for the fiscal year ended December 31, 2012 and the related notes; and the historical financial statements for the quarter ended September 30, 2013, including related notes, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Form 8-K/A.
The unaudited pro-forma condensed combined financial information has been prepared using the proforma effects of the acquisition method of accounting under Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” which requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values, with limited exceptions. Transaction costs are not included as a component of the consideration transferred and are expensed as incurred. The excess of the consideration transferred over the estimated amounts of identifiable assets and liabilities of MEI have been allocated to goodwill on a proforma basis as of September 30, 2013. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows, the development of appropriate discount rates, and the estimation of costs and timing required to complete development programs. The Company has developed its fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. The Company’s judgments used in determining these estimates may materially impact the Company’s financial position or results from operations.
The finalization of the Company’s purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired, particularly in regards to the customer relationships intangible asset, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC Topic 805-10, “Business Combinations – Overall” (“ASC 805-10”), but in no event later than one year following the Acquisition Date.

Crane Co.
Unaudited Pro-Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2012

(Dollars in thousands, except per share amounts)	Crane Co.	MEI	Pro-Forma Adjustments		Pro-Forma Combined
Net sales	$2,579,068	$399,222	$(9,450)	6a	$2,968,840
Operating costs and expenses:
Cost of sales	1,709,949	200,715	4,881	6b	1,915,545
Selling, general and administrative	540,215	149,635	(7,570)	6c	682,280
Restructuring charges	18,463	238	—		18,701
Operating profit from continuing operations	310,441	48,634	(6,761)		352,314
Other income (expense):
Interest income	1,879	18	(1,050)	6d	847
Interest expense	(26,831)	(31,940)	11,340	6e	(47,431)
Miscellaneous - net	(884)	19,581	2,717	6f	21,414
	(25,836)	(12,341)	13,007		(25,170)
Income from Continuing Operations Before Income Taxes	284,605	36,293	6,246		327,144
Provision for Income Taxes	88,416	18,386	1,825	6g	108,627
Income from Continuing Operations	196,189	17,907	4,421		218,517
Discontinued Operations:
Income from Discontinued Operations, net of tax	2,456	—	—		2,456
Gain from Sales of Discontinued Operations, net of tax	19,176	—	—		19,176
Discontinued Operations, net of tax	21,632	—	—		21,632
Net income before allocation to noncontrolling interests	217,821	17,907	4,421		240,149
Less: Noncontrolling interest in subsidiaries’ earnings	828	—	—		828
Net income attributable to common shareholders	216,993	17,907	4,421		239,321
Earnings per share - basic:
Income from continuing operations attributable to common shareholders	$3.40				$3.79
Discontinued operations, net of tax	0.38				0.38
Net income attributable to common shareholders	$3.78				$4.17
Earnings per share - diluted:
Income from continuing operations attributable to common shareholders	$3.35				$3.73
Discontinued operations, net of tax	0.37				0.37
Net income attributable to common shareholders	$3.72				$4.11
Average basic shares outstanding	57,443				57,443
Average diluted shares outstanding	58,293				58,293
Dividends per share	$0.86				$0.86

Crane Co.
Unaudited Pro-Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2013

(Dollars in thousands, except per share amounts)	Crane Co.	MEI	Pro-Forma Adjustments		Pro-Forma Combined
Net sales	$1,913,832	$281,649	$(12,060)	6a	$2,183,421
Operating costs and expenses:
Cost of sales	1,257,161	143,584	(5,928)	6b	1,394,817
Selling, general and administrative	391,916	103,082	(18,763)	6c	476,235
Restructuring charges	—	—	—		—
Operating profit from continuing operations	264,755	34,983	12,631		312,369
Other income (expense):
Interest income	1,488	32	(788)	6d	733
Interest expense	(20,651)	(25,241)	9,791	6e	(36,101)
Miscellaneous - net	(170)	2,962	—		2,792
	(19,333)	(22,247)	9,004		(32,577)
Income from Continuing Operations Before Income Taxes	245,422	12,736	21,635		279,793
Provision for Income Taxes	74,583	6,517	2,407	6g	83,507
Income from Continuing Operations	170,839	6,219	19,228		196,286
Discontinued Operations:
Income from Discontinued Operations, net of tax	—	—	—		—
Gain from Sales of Discontinued Operations, net of tax	—	—	—		—
Discontinued Operations, net of tax	—	—	—		—
Net income before allocation to noncontrolling interests	170,839	6,219	19,228		196,286
Less: Noncontrolling interest in subsidiaries’ earnings	1,043	—	—		1,043
Net income attributable to common shareholders	$169,796	$6,219	$19,228		$195,243
Earnings per share - basic:
Income from continuing operations attributable to common shareholders	$2.94				$3.38
Discontinued operations, net of tax	—				—
Net income attributable to common shareholders	$2.94				$3.38
Earnings per share - diluted:
Income from continuing operations attributable to common shareholders	$2.89				$3.32
Discontinued operations, net of tax	—				—
Net income attributable to common shareholders	$2.89				$3.32
Average basic shares outstanding	57,814				57,814
Average diluted shares outstanding	58,737				58,737
Dividends per share	$0.86				$0.86

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

Crane Co.
Unaudited Pro-Forma Condensed Combined Balance Sheets
As of September 30, 2013

	Crane Co.	MEI	Pro-Forma Adjustments		Pro-Forma Combined
Assets
Current assets:
Cash and cash equivalents	$403,404	$31,247	$(275,247)	4	$159,404
Accounts receivable, net	382,348	52,574	354	6h	435,276
Current insurance receivable - asbestos	33,722	—	—		33,722
Inventories, net:
Finished goods	117,576	13,318	(4,807)	6i	126,087
Finished parts and subassemblies	38,238	—	—		38,238
Work in process	61,723	409	—		62,132
Raw materials	143,489	38,614	—		182,103
Inventories, net	361,026	52,341	(4,807)		408,560
Current deferred tax asset	24,762	12,728	7,384	6j	44,874
Other current assets	14,936	8,431	(2,121)	6k	21,246
Total current assets	1,220,198	157,321	(274,437)		1,103,082
Property, plant and equipment:
Cost	811,618	91,135	(45,993)		856,760
Less: accumulated depreciation	552,067	51,229	(51,229)		552,067
Property, plant and equipment, net	259,551	39,906	5,236	6l	304,693
Long-term insurance receivable - asbestos	147,953	—	—		147,953
Long-term deferred tax assets	220,880	19,321	(16,916)	6j	223,285
Other assets	83,498	9,739	(8,132)	6m	85,105
Intangible assets, net	114,791	244,876	56,924	6n	416,591
Goodwill	811,274	93,498	351,464	6o	1,256,236
Total assets	$2,858,145	$564,661	$114,139		$3,536,945

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

Crane Co.
Unaudited Pro-Forma Condensed Combined Balance Sheets
As of September 30, 2013

	Crane Co.	MEI	Pro-Forma Adjustments		Pro-Forma Combined
Liabilities and equity
Current liabilities:
Short-term borrowings	$124,672	$—	$15,000	4	$139,672
Accounts payable	175,731	64,845	(5,777)	4	234,799
Current asbestos liability	91,670	—	—		91,670
Accrued liabilities	189,781	352	—		190,133
U.S. and foreign taxes on income	10,874	48	—		10,922
Current portion of long-term debt	—	3,935	(3,935)	4	—
Total current liabilities	592,728	69,180	5,288		667,196
Long-term debt	199,220	388,484	161,516	4	749,220
Accrued pension and postretirement benefits	217,147	20,708	(6,729)	6p	231,126
Long-term deferred tax liability	36,145	17,744	16,577	6j	70,466
Long-term asbestos liability	632,081	—	—		632,081
Other liabilities	71,348	2,123	3,909	6q	77,380
Total liabilities	1,748,669	498,239	180,561		2,427,469
Commitments and contingencies (Note 9)
Equity:
Preferred shares, par value $.01; 5,000,000 shares authorized	—	1	(1)	6r	—
Common stock, par value $1.00; 200,000,000 shares authorized, 72,426,139 shares issued	72,426	80,019	(80,019)	6r	72,426
Capital surplus	221,584	(55,026)	55,026	6r	221,584
Retained earnings	1,370,949	51,434	(51,434)	6r	1,370,949
Accumulated other comprehensive loss	(113,121)	(10,006)	10,006	6r	(113,121)
Treasury stock	(452,329)	—			(452,329)
	1,099,509	66,422	(66,422)		1,099,509
Noncontrolling interests	9,967	—	—		9,967
Total equity	1,109,476	66,422	(66,422)		1,109,476
Total liabilities and equity	$2,858,145	$564,661	$114,139		$3,536,945
Common stock issued	72,426,139	—	—		72,426,139
Less: Common stock held in treasury	(14,288,128)	—	—		(14,288,128)
Common stock outstanding	58,138,011	—	—		58,138,011

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

1. Description of Transaction:
On December 11, 2013 (the "Acquisition Date"), Crane Co. filed a Current Report on Form 8-K (the “Initial Form 8-K”) with the Securities and Exchange Commission (the “SEC”) reporting that on such date, Crane Co. completed the acquisition of MEI Conlux Holdings (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. (together “MEI”), pursuant to the terms of the Stock Purchase Agreement dated December 20, 2012 (the “Purchase Agreement”) among Bain Capital MEI (H.K.) Limited (“Bain Seller Representative”), APM Co., Ltd. (“Advantage Seller Representative” and, together with the Bain Seller Representative, the “Sellers' Representatives”), Crane Co. and Mondais Holdings B.V. (“Japan Buyer” and, together with Crane Co., the “Buyers”). The cash purchase price was $802 million, after giving effect to certain adjustments, net of cash acquired. To finance the cash consideration for the MEI acquisition, Crane Co. issued $250 million of 2.750% Senior Notes due 2018 and $300 million of 4.450% Senior Notes due 2023. For the remainder of the cash consideration, Crane Co. utilized $252 million of available cash and cash equivalents generated from operating activities.

2. Basis of Presentation:
The acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805-10. The Company is accounting for the acquisition by using the historical information and accounting policies of Crane Co. and adding the assets and liabilities of MEI, as applied on a proforma basis as of September 30, 2013, at their respective fair values. Further, and in accordance with ASC 805, the accounting policies of MEI have been conformed to those of Crane Co. in determining the results of operations and the amounts of assets and liabilities to be fair valued. The assets and liabilities of MEI have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the Acquisition Date.

The process for measuring the fair value of identifiable intangible assets, liabilities and certain tangible assets requires the use of significant assumptions, including estimates of future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities of MEI acquired, on a proforma basis as of September 30, 2013. was allocated to goodwill in accordance with ASC 805-10.

For purposes of measuring the fair value of the MEI assets acquired and liabilities assumed, as reflected in the unaudited pro-forma condensed combined financial statements, the Company used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure”, which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.

3. Accounting Policies:
The unaudited pro-forma condensed combined financial statements reflect adjustments to conform MEI’s results to Crane Co.’s accounting policies. Significant differences between the respective accounting policies that have been adjusted include the following:

a)
Crane Co.’s reserves for excess and obsolete inventory are determined using the specific historical usage data as well as specifically identified obsolete inventory which differed from MEI’s calculations of excess and obsolete inventory.

b)	MEI capitalized certain variances to standard inventory production costs which are not capitalized under Crane Co.’s policies.

c)	MEI capitalized certain software development costs which are not capitalized under Crane Co.’s policies.

4. Consideration Paid:
As noted in Note (1), Crane Co. paid $802 million in cash, net of cash acquired. To finance the cash consideration for the MEI acquisition, Crane Co. issued $250 million of 2.750% Senior Notes due 2018 and $300 million of 4.450% Senior Notes due 2023. For the remainder of the cash consideration, Crane Co. used $15 million from an existing credit facility utilized and $244 million of cash and cash equivalents generated from operating activities. A portion of the proceeds paid to acquire MEI was used to repay existing debt of MEI as well as to repay certain existing transaction advisory fees owed by MEI.

5. Preliminary Allocation of Consideration Transferred to the Net Assets Acquired:
The following summarizes the MEI’s assets acquired and the liabilities assumed by Crane Co. in the merger, assuming the merger had been completed by September 30, 2013, reconciled to the consideration paid to acquire MEI (in $ thousands):

Cash	$31,247
Accounts Receivable	52,928
Inventories	47,534
Current deferred tax assets	20,112
Other current assets	6,310
Property, plant and equipment	45,142
Long-term deferred tax assets	2,405
Other assets	1,607
Intangible assets	301,800
Accounts payable	(59,068)
Accrued pension	(13,979)
Long-term deferred tax liabilities	(34,321)
Other liabilities	(6,032)
Goodwill	444,962
Total Consideration Paid	$840,647

6. Adjustments to Unaudited Pro-Forma Condensed Combined Statements of Income and Combined Balance Sheet:
Adjustments to the unaudited pro-forma condensed combined statements of income for the nine months ended September 30, 2013 and year ended December 31, 2012 were as follows (in $ thousands):

(a)
Sales: The total adjustments detailed below reflect the elimination of sales associated with two Crane Co. businesses, one of which is to be sold and the other of which will be licensed to a competitor in accordance with regulatory requirements imposed in connection with the Company’s acquisition of MEI.

	Nine months ended September 30, 2013	Twelve months ended December 31, 2012
Change in sales for businesses sold/licensed	$(12,060)	$(9,450)

(b)	Cost of Sales: Adjustments to cost of sales are comprised of the following:

	Nine months ended September 30, 2013	Twelve months ended December 31, 2012
Change in cost of sales for businesses sold/licensed	$(2,242)	$2,300
Amortization and depreciation of acquired MEI intangible and tangible assets	19,839	31,452
Elimination of MEI's historical amortization and depreciation	(23,525)	(33,200)
Additional cost of sales related to opening inventory fair value adjustment	0	4,329
	$(5,928)	$4,881

(c)	Selling, General & Administrative Expenses: Adjustments to selling, general and administrative expenses (“SG&A”) are comprised of the following:

	Nine months ended September 30, 2013	Twelve months ended December 31, 2012
Change in SG&A for businesses sold/licensed	$(2,097)	$(1,887)
Elimination of acquisition transaction fees	(16,666)	(5,683)
	$(18,763)	$(7,570)

(d)	Interest Income: Adjustments to interest income is comprised of the following:

	Nine months ended September 30, 2013	Twelve months ended December 31, 2012
Elimination of interest income from cash paid	$(788)	$(1,050)

(e)	Interest Expense: Adjustments to interest expense is comprised of the following:

	Nine months ended September 30, 2013	Twelve months ended December 31, 2012
Interest expense incurred on acquisition financing	$(15,450)	$(20,600)
Elimination of MEI interest expense	25,241	31,940
	$9,791	$11,340

(f)
Miscellaneous, net: The twelve months ended December 31, 2012 have been adjusted to reflect, in that period, the $2,717 thousand pre-tax gain associated with the sale of a Crane Co. product line in accordance with regulatory requirements imposed in connection with the Company’s acquisition of MEI.

(g)
Provision for Income Taxes: We have reflected the applicable tax provision on the pro-forma adjustments presented in the unaudited pro-forma condensed combined statements of income based on the respective tax jurisdictions of the adjustments. However, certain merger-related pro-forma adjustments reflect limitations on deductibility.

Adjustments to the unaudited pro-forma condensed combined balance sheet as of September 30, 2013, were as follows:

(h)	Accounts Receivable: We have reflected the change in calculating the allowance for doubtful accounts to MEI to conform with Crane Co.’s policies.

(i)
Inventories: We have reflected the change in MEI’s inventory balances to conform to Crane Co.’s policies of calculating excess and obsolete inventories, adjusting for variances of standard inventory production costs which are not capitalized under Crane Co.’s policies, and inventory fair value adjustments.

(j)	Deferred Taxes: We have reflected the changes in MEI’s deferred tax assets and liabilities associated with the acquisition of MEI by Crane co.

(k)	Other current assets: We have reserved for a VAT tax receivable recorded by MEI for which collection is uncertain.

(l)	Property, Plant and Equipment: We have reflected an adjustment to increase MEI’s property plant and equipment to fair value and to conform to capitalization policies of Crane Co.

(m)
Other assets: We have removed MEI’s capitalized debt issuance costs of $9,114 thousand and adjusted MEI’s pension asset by $982 thousand reflecting actuarially determined fair value of pension assets acquired.

(n)
Intangibles: Existing net identifiable intangible assets of MEI were removed. Acquired identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

	Fair Value	Useful lives
Customer Relationships	$277,400	16-18
Trademark/Trade Names	6,600	5-10
Product Technology	12,800	3-6
Backlog	5,000	1
	$301,800

(o)
Goodwill: Existing goodwill of MEI of $93,498 thousand was eliminated. The new goodwill recorded of $444,962 thousand is calculated as the difference between the Merger Date fair value of the consideration paid for MEI in the merger and the values assigned to the identifiable MEI assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing on at least an annual basis.

(p)	Accrued pension and postretirement: We have adjusted MEI’s accrued pension liability reflecting actuarially determined value of liabilities acquired as of the merger date.

(q)	Other liabilities: We have adjusted MEI’s long-term tax liabilities associated with purchase accounting adjustments made resulting from the acquisition of MEI.

(r)	Equity: Existing equity of MEI was eliminated.